Exhibit 10.3
Term Sheet — Peter J. Sidebottom (“Executive”)
Certain capitalized terms used in this Term Sheet have the meanings set forth in Schedule A.

Position:	EVP, Product and Marketing, TD Ameritrade

Areas of Responsibility:	Product Development, Marketing and Strategy

Effective Date:	February 17, 2009

Reporting to:	Fred Tomczyk, President and CEO

Annual Compensation Target:	Base Salary	$400,000.00
	Target Bonus*	$1,400,000.00
	Target Bonus Cash Component	$700,000	(50%)
	Target Bonus Equity Component	$700,000	(50%)

	Total Annual Compensation Target	$1,800,000.00

	*2009 only (guaranteed minimum at target, not pro-rated)
	Target Bonus Cash Component	$980,000	(70%)
	Target Bonus Equity Component	$420,000	(30%)

One Time Equity Award:	$1,000,000 Restricted Stock Unit.**

** Double trigger provisions do not apply to One Time Equity Award but rather this grant will be a single trigger (ie. there is a change in Control other than a taking of control by TD Bank Financial Group).

Sign On Bonus:	$100,000, less normal withholdings

Share Ownership Requirement:	5 times base salary

Relocation Services:	In accordance with TD Ameritrade Homeowner Relocation Policy (“Relocation Policy”) — paid by TD Ameritrade. Includes temporary accommodation in NJ until July 2009.

Home sale assistance to include Guaranteed Purchase Offer (subject to applicable conditions and qualifications as further set forth in the Relocation Policy) upon expiration of standard marketing period

Perquisites/Club Memberships:	N/A

Vacation:	200 hours of Paid Time Off annually to accrue in accordance with TD Ameritrade PTO Accrual Schedule

Retirement Programs:	401(k) — Employee contributions only

Health and Welfare Plans:	TD Ameritrade Benefits Plan Coverage

Termination:	In the event of Executive’s termination (i) by the Company without Cause; (ii) by Executive for Good Reason; or (iii) In Connection with a Change of Control, Executive will be entitled to severance benefits as follows, subject to execution of Separation and Release of Claims Agreement:
•	Continued payment of Base Salary for 12 months

•	Cash bonus payment equal to $700,000 (12 months) Target Bonus Cash Component

•	COBRA coverage for 12 months; employer portion of premiums paid by TDA for first 6 months

•	Pro-rata vesting, in the event of (i) or (ii) above, or continued vesting, in the event of (iii) above, of all prior equity grants as per participation agreements and as outlined in the TD Ameritrade 1996 LTIP Plan.

If the Company reasonably determines that Code Section 409A will result in the imposition of additional tax to an earlier payment of any severance or other benefits otherwise due to Executive on or within the 6 month period following Executive’s termination, the severance benefits will accrue during such 6 month period and will become payable in a lump sum payment on the date 6 months and 1 day following the date of Executive’s termination. All subsequent payments, if any, will be payable as provided above. Any severance payments will be subject to applicable withholdings.

Other Agreements:	All terms of the Associate Agreement, dated 1/14/09, by and between Executive and TD Ameritrade are hereby incorporated by reference.

Continuing Obligations:	In addition to Executive’s obligations relating to Non-Disclosure of Confidential Information, Rights to Work Product and Non Solicitation as set forth in the Associate Agreement, Executive to remain bound by obligations of Non-Competition for the 12 month period following termination of employment for any reason
Nothing herein is intended to alter the “at-will” nature of Executive’s employment. However, as described in this Term Sheet, Executive may be entitled to severance benefits depending on the circumstances of Executive’s termination of employment.

AGREED AND ACCEPTED:	Peter J. Sidebottom	Fred Tomczyk

	/s/ PETER J. SIDEBOTTOM	/s/ FRED TOMCZYK

	Date	Date

	01/14/2009	01/15/2009

Schedule A
CERTAIN DEFINITIONS
     As used in this Term Sheet, and unless the context requires a different meaning, the following terms, when capitalized, have the meaning indicated:
     “Base Salary” means Executive’s annual rate of base salary during the Term.
     “Cause” means (i) the failure by Executive to substantially perform his duties, other than due to illness, injury or disability, which failure continues for ten days following receipt of notice from the Company specifying such failure; (ii) the willful engaging by the Executive in conduct which is materially injurious to the Company, monetarily or otherwise; (iii) misconduct involving serious moral turpitude to the extent that in the reasonable judgment of the Company, Executive’s credibility or reputation no longer conforms to the standard of the Company’s executives; or (iv) Executive’s breach of any restrictive covenants to which he is subject.
     “Change of Control,” as also defined in the LTIP, means the occurrence of any of the following events:
     (i) A change in the ownership of the Company. A change in the ownership of the Company will occur on the date that any one person, or more than one person acting as a group, acquires ownership of the Stock of the Company that, together with the Stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the Stock of the Company; provided, however, that for purposes of this subsection (i), the acquisition of additional Stock by any one person, or more than one person acting as a group, who is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the Stock of the Company shall not be considered a Change of Control; or
     (ii) A change in the effective control of the Company. A change in the effective control of the Company shall occur on the date that: (1) the Board of Directors determines, in its sole and absolute discretion, that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of the Stock of the Company possessing up to fifty percent (50%) or more of the total voting power of the Stock of the Company, in each case whether such acquisition is by means of a tender offer, exchange offer, merger, business combination or otherwise; or (2) a majority of members of the Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of the appointment or election. For purposes of this subsection (ii), if any one person, or more than one person acting as a group, is considered to effectively control the Company, the acquisition of additional control of the Company by the same person or persons shall note be considered a Change of Control; or
     (iii) A change in the ownership of a substantial portion of the Company’s assets. A change in the ownership of a substantial portion of the Company’s assets shall occur on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following shall not constitute a change in the ownership of a substantial portion of the Company’s assets: (1) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer; or (2) a transfer of assets by the Company to: (A) a stockholder of the Company (immediately before the asset transfer in exchange for or with respect to the Company’s Stock; (B) an entity, fifty percent (50%) or more of the total value of voting power of which is owned, directly or indirectly, by the Company; (C) a person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all of the outstanding Stock of the Company; or (D) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in this subsection (iii(2)(C). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
     Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. Notwithstanding any public disclosure to the contrary, TD and the R Parties (as such terms are defined in the

Stockholders Agreement) together will not be considered to have formed a group solely as a result of being parties or bound by the Stockholders Agreement and any future actions, agreements or arrangements between TD and the R Parties outside of the rights and obligations set forth in the Stockholders Agreement shall be taken into account when considering whether TD and the R Parties shall have formed a group in the future.
     Notwithstanding anything to the contrary, the event of (i), (ii) or (iii) above in which TD is the acquiring party shall not be deemed a Change of Control for these purposes.
     “Code” mean the Internal Revenue Code of 1986, as amended.
     “Company” means TD AMERITRADE Holding Corp. or any of its wholly-owned subsidiaries.
     “Good Reason” means (i) a significant reduction of Executive’s duties, position or responsibilities; (ii) a material reduction in the kind or level of employee benefits to which Executive is entitled immediately prior to such reduction (provided that a one-time reduction applied to substantially all other executive officers of the Company that reduces the level of employee benefits by 10% or less will not constitute Good Reason; (iii) a reduction in Executive’s Base Salary or Target Bonus (provided that a one-time reduction applied to substantially all other executive officers of the Company that reduces the Base Salary or Target Bonus by 10% or less will not constitute Good Reason); or (iv) relocation of Executive to a facility or location more than 50 miles from his current place of employment.
     “In Connection with a Change of Control” means a termination of Executive’s employment with the Company within 24 months following a Change of Control.
     “Non-Competition” means that, during the period of Executive’s employment with the Company and for a period of 12 months following termination of Executive’s employment for any reason, Executive will not, directly or indirectly, either as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in any business which is engaged in any activities and for any business which is in competition with the business of the Company. For purposes hereof, a business shall be deemed to be in competition with the Company if (i) it is principally engaged in the provision of discount brokerage and related financial and institutional services provided by the Company within North America; or (ii) is any other business formally proposed to be conducted by the Company during the 12 month period prior to Executive’s date of termination.
     “Non-Disclosure of Confidential Information,,” “Rights to Work Product” and “Non-Solicitation, ” shall have the meanings set forth in the Associate Agreement.
     “Stock” means the common stock of the Company, or in the case of certain Stock Appreciation Rights or Performance Units, the cash equivalent thereof.
     “Stockholders Agreement” means that certain Stockholders Agreement among Ameritrade Holding Corporation, the stockholders listed on Exhibit A thereto and The Toronto-Dominion Bank dated as of June 22, 2005.
In the event that any provisions of this Schedule should ever be deemed to exceed the time, geographic or occupational limitations permitted by applicable laws, then such provisions will and are hereby reformed to the maximum time, geographic or occupational limitations permitted by applicable law.

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